Exhibit 10.1

AGREEMENT Between

ARGENTEX MINING CORPORATION
And
CONNORS ARGENTINA S.A. for:

DIAMOND CORE DRILLING
(Surface)

at:

PINGUINO,
SANTA CRUZ, PROVINCE,
ARGENTINA

January 19, 2005

MEMORANDUM OF AGREEMENT made this 20th
day of December, 2004.

BETWEEN:	Argentex Mining Corporation., Suite 2000- West Hastings Street, Vancouver B.C., V6E 3X2, Canada (hereinafter referred to as the “COMPANY”)

AND:	CONNORS ARGENTINA S.A., Carril Rodriguez Pena #3360, Coquimbito-Maipu, Ciudad Mendoza 5515, Provincia de Mendoza, Argentina (hereinafter referred to as the “CONTRACTOR”)

The CONTRACTOR agrees to perform certain diamond drilling and related services on the lands of the COMPANY situated near Tres Cerros, Santa Cruz Province, Argentina and known as the Pinquino project on the following terms and conditions.

SPECIFICATIONS:

The CONTRACTOR agrees to sink by piping or to bore by diamond drilling three thousand (3,000) linear meters in approximately fifteen (15) holes with a maximum length of three hundred (300) linear meters at angles from minus 90 to minus 45. Average hole length will be approximately two hundred (200) meters.

The COMPANY guarantees to the CONTRACTOR a minimum meterage of two thousand (2,000) linear meters.

It is agreed that the core from the holes shall be approximately 61.00 and/or 47.60 millimeters in diameter known as HQ-3 and NQ, respectively, in the trade, and that said core shall be kept in boxes provided by the CONTRACTOR.

COMMENCEMENT AND EXECUTION OF WORK:

Mobilization of the equipment shall commence approximately late January, 2005, or at a mutually agreeable date.

Drilling shall commence immediately thereafter, or at a mutually agreeable date.

The COMPANY agrees to provide thirty (30) days notice prior to Mobilization.

PRICES:

A)	Mobilization

The CONTRACTOR will marshal the crew and all required equipment to the site of the first hole and made ready to drill for a lump sum of $5000.00. Should the CONTRACTOR encounter delays during the mobilization due to access problems on the property it shall be agreed that such delays will be chargeable at “FIELD COST” rates.

Transportation costs of the drill crew from home domicile to the drill area will be for the CONTRACTOR’s account.

Mobile equipment required for off-loading the drill equipment at the staging area and required for the transport of the drill equipment for the duration of the drilling will be provided by the CONTRACTOR at no cost to the COMPANY.

B)

Demobilization

Time spent tearing down the drilling equipment and moving from the completion of drilling on the last hole to the CONTRACTOR’s warehouse will be charged as a lump sum of $5000.00. Should the CONTRACTOR encounter delays during the demobilization due to access problems on the property it shall be agreed that such delays will be chargeable at “FIELD COST” rates.

Mobile equipment required for loading the drill equipment at the staging area will be provided by the CONTRACTOR at no cost to the COMPANY.

C)	Drilling in Bedrock For coring in bedrock at angles from minus 90 to minus 45 degrees.

Core size	NQ	HQ-3
Depth interval

0 to 150 m.	$66.20	$68.20
150 to 300 m.	$68.30	$70.30

D)	Penetration of Overburden and Setting Casing - Price per Meter For piping and/or drilling in overburden at angles from minus 90 to minus 45 degrees.

Casing Size	NW	HW
Depth interval
0 to 10 m.	$77.30	$79.70

If the depth of overburden exceeds ten (10) meters, then the price for penetrating overburden will be at “FIELD COST” rates or the meterage rate, at the CONTRACTOR’s option for that portion of the overburden in excess of ten (10) meters .

Where overburden is being drilled at meterage rates, setting casing, the cost of casing shoes and normal wear and tear on casing will be for the CONTRACTOR’s account.

Where overburden is being drilled at “FIELD COST” rates, placing and pulling casing and the cost of casing shoes will be charged to the COMPANY.

E)

Drilling Fluids and Additives

Drilling prices include the cost of drilling mud, drilling fluid additives used in the course of normal drilling.

Lost circulation and hole stabilization products and other materials such as, but not limited to heavy mixes of bentonite gel, Quik-Seal, rod grease and other materials required for maintaining or improving return circulation, conditioning the hole or safeguarding the in-hole tools shall be chargeable at the “FIELD COST” rates.

F)	Diamond Tool Costs The cost of diamond bits and reaming shells consumed during the course of normal drilling will be for the CONTRACTOR’s account.

G)

Cementing, Reaming, Hole Conditioning

It is agreed that if a hole requires advancing or reaming of casing, wedging, conditioning, reaming of drill rods, drilling or reaming of cave, hole size reducing, or other such measures in order for drilling to proceed, the COMPANY will pay for such activities at “FIELD COST” rates.

Casing, drill rods, down-hole tools, or other materials left in the hole at the request of the COMPANY, lost in the hole, or damaged upon recovery will be charged at “FIELD COST” rates.

In cases where holes are cemented, the time spent preparing cement and placing cement, waiting for cement to properly harden, and drilling out the cement will be chargeable at “FIELD COST” rates.

H)

Field Cost

Any reference to “FIELD COST” in this Agreement shall be interpreted as follows:

i) Man-hourly rates

All labour provided by the CONTRACTOR while operating at “FIELD COST” will be at an all-inclusive rate of $30.00 per man hour.

A full-time supervisor’s labour shall not be chargeable unless he is performing “FIELD COST” functions.

The labour of extra crew above the regular three (3) man drill crew will not be chargeable unless they are performing “FIELD COST” functions.

ii) Drill rig hourly rate

Drill rig time when operating at “FIELD COST” will be charged at the rate of $90.00 per rig-hour including fuel, rig lubricants, and three (3) man crew.

iii) Extra Equipment:

The CONTRACTOR agrees to provide extra equipment as follows:

a) a front end loader @ $40.00 per hour including operator

iv) Materials Consumed and Services Provided

When drilling is proceeding at “FIELD COST” rates, all materials, supplies or services provided by the CONTRACTOR shall be chargeable at the CONTRACTOR’s cost plus transportation, sales taxes, and a nominal 15% for accounting and overhead.

Drilling tools or drill steel lost in the hole or damaged beyond further use as a result of ground conditions will be chargeable to the COMPANY at the CONTRACTOR’s cost with no markup applied

I)

Moves

It is agreed that the COMPANY will pay at “FIELD COST” rates for all moving between holes in excess of four (4) rig-hours per move. Moving time after the expiry of said rig-hours shall be chargeable at “FIELD COST” rates, for both crew and equipment time.

Notwithstanding any free time allowed on any move, if the CONTRACTOR is required to move back onto a previously drilled hole for any reason, the COMPANY will pay at “FIELD COST” rates for all moving time to and cleaning out the old hole. All moving time from a hole where there has been less than fifty (50) meters of core drilling in that hole will be charged at “FIELD COST” rates.

Moving shall be interpreted to include (but not limited to) tearing down, dismantling machinery, moving equipment, installing water lines, securing timber, transportation, site preparation, time spent waiting for daylight and setting up.

Drilling of anchors when required will be chargeable at “FIELD COST” rates as a separate item.

J)	Drill Sites and Set-Ups The COMPANY will provide drill sites, construct drill pads or platforms at no cost to the CONTRACTOR.

K)

Walking or Traveling Time

The COMPANY agrees to pay for all walking and/or travelling time from the accommodation location to the drill area and return in excess of two (2) hours per man per day at the rate of $30.00 per man-hour.

L)

Water Supply

The CONTRACTOR agrees to supply and install water lines and pumps from an adequate source provided by the COMPANY .

If a water truck or trucks are required, the CONTRACTOR shall provide suitable units to haul water from a COMPANY-supplied source to the drill site and shall be chargeable at a rate of $ 220.00 per day per truck including operators.

Delays due to source of supply problems from a COMPANY-supplied source will be chargeable at “FIELD COST” rates.

The COMPANY shall pay for any water that must be purchased.

M)

Delays

It is agreed that at the same time as the COMPANY notifies the CONTRACTOR to cease drilling on a hole, the COMPANY shall inform the CONTRACTOR of the site of the next hole to be drilled. Should the COMPANY fail to locate sites or for any cause for which it is responsible for the delay of the operation of the drill, the COMPANY agrees to pay the CONTRACTOR at the “Standby Rate” for the period that the operation of the drill has been delayed by such failure.

It is agreed that when the operation, moving, mobilization or demobilization of the drill rig or ancillary equipment is delayed because of weather, terrain difficulties or for other reasons beyond the control of the CONTRACTOR , such delays shall be chargeable to the COMPANY to a maximum of eight (8) hours per shift.

Time spent repairing or maintaining the CONTRACTOR’s equipment shall not be chargeable to the COMPANY.

N)	Standby

Standby time is defined as that time during which the CONTRACTOR has been delayed in performing the work, due to the fault of the COMPANY.

In the event CONTRACTOR is delayed in performing any of its obligations under this Contract due to Act of God, CONTRACTOR shall promptly give notice to that effect to the COMPANY, so that the latter be informed of the extension of the term hereof, and no charge for Standby time shall be chargeable to the COMPANY.

The Standby Rate will be $90.00 per rig hour. (three man crew and drill equipment)

Any third party rentals or services provided by the CONTRACTOR for the benefit of the COMPANY shall be chargeable during standby periods.

O)	Testing and Logging

Hole Surveying

The CONTRACTOR may supply equipment (depending upon availability) for the purposes of dip and/or azimuth testing in the holes. The following charges will apply according to the table:

	Sperry Sun	Tropari	Acid Test

Rental per Month	$2,500.00	$600.00	n/c

	Cost per test
Depth interval
0 to 150 m.	$70.00	$70.00	$65.00
150 to 300 m.	$80.00	$80.00	$75.00

No charge will be made for illegible tests.

Geophysical Logging

Geophysical hole logging equipment will be provided by the COMPANY. When the drill rig is required to stand by on a hole for the purposes of running geophysical logs, the time spent shall be chargeable at “FIELD COST” rates.

P)	Core Boxes

The CONTRACTOR will supply wooden core boxes at no cost to the COMPANY.

The CONTRACTOR will supply sufficient boxes and lids for three thousand (3,000) meters of core drilling upon the initial mobilization. Unless otherwise directed, the CONTRACTOR will supply one (1) lid for every box. Additional core boxes and lids required for an extension of drilling meterage will have freight costs added from the closest point of supply.

Q)	Board and Lodging

The COMPANY will provide a kitchen, cook and cookery, washroom facilities and a camp genset for the drill crew and the CONTRACTOR’s subcontractors at no cost to the CONTRACTOR for periods of mobilization, drilling and demobilization while based on the property.

The COMPANY shall provide sleeping quarters at no cost to the CONTRACTOR. Beds and linens will be provided by the CONTRACTOR at no cost to the COMPANY.

R)	Handling of Drill Cuttings and Fluids

If the CONTRACTOR is required to haul, pump, or otherwise dispose of used drill fluids or cuttings at an approved disposal site, time and materials consumed in such activities will be chargeable at “FIELD COST” rates.

If sumps for disposal of cuttings are required, the COMPANY shall construct these at no cost to the CONTRACTOR.

In the event that it is not feasible to construct sumps, the CONTRACTOR shall take all reasonable precautions to prevent run-off or spillage of drill cuttings or used drill fluids into any water course.

S)	Hole Abandonment and Completion

The CONTRACTOR agrees to cement off, plug or otherwise seal off completed holes as directed by the COMPANY and shall perform such work at “FIELD COST” rates.

Piezometers or other instrumentation that is required to be placed into a completed hole shall be provided by the COMPANY at no cost to the CONTRACTOR. Time spent by the CONTRACTOR to install such instrumentation shall be chargeable at “FIELD COST” rates.

T)	COMPANY to Provide

Access

	1)	drill sites and access suitable for 4 X 4 pickups and wheeled skid mounted drill rigs
	2)	access to water source
	3)	rubber tired backhoe for the construction on recirculation sumps
	4)	all fuel normally consumed by the CONTRACTOR’S equipment

Permitting

	1)	all necessary land use, water use, camp, and work permits

Geological Control

	1)	instructions on dip and azimuth and confirmation of same prior to collaring the hole
	2)	instructions on hole completion depth

Unless otherwise specified herein, the COMPANY agrees to provide the above listed items in this Article (V) at no cost to the CONTRACTOR.

U)	CONTRACTOR to Provide

Drill rigs

	1)	one wheeled skid mounted 25HH drill rig (or equivalent)

Drill Rods and Casing

	1)	HQ and NQrods in sufficient quantity to reach depths contemplated (300 meters)
	2)	HW and NW casing in sufficient quantities to reach bedrock (10 meters)
	3)	HQ-3 core barrels
	4)	rod sloops as required
	5)	one front end loader for drill rig moves

Water Supply

	1)	500 meters of waterline

	2)	supply pumps
	3)	coil stove(s) for water line, if required
	4)	water storage tanks
	5)	water trucks if required

Mud Mixing Equipment

	1)	one mud mixing tank and mixers
	2)	one mud tank

Diamond Tools

All necessary diamond products including bits, reamer shells, casing shoes and tricones.

Other Equipment

All necessary hand tools and spares deemed necessary for the work

Mobile Equipment

	1)	4 X 4 pickups as required for crew travel and rig servicing
2)

Communications

	1)	satellite phone, rig-to-camp and hand-held radios as required

V)	Crewing.

The CONTRACTOR will provide personnel to carry the work out on a twelve (12) hour, two (2) shift basis, seven (7) days per week.

Each drilling shift will be operated by one driller and one helper and one fifth man. The work will be supervised by a runner foreman.

The CONTRACTOR may provide extra personnel for non-drilling activities such as site clearing, expediting, waterline maintenance, or loader operating and drill rig support.

The total number of CONTRACTOR personnel and that of his subcontractors is estimated at nine (9) persons for the scope of the program as follows:

Two drillers Two helpers One “fifth” men

Four water truck drivers

The CONTRACTOR may at any time or from time to time change the crews in accordance with field breaks, duty tours, statutory requirements, or other circumstances requiring a crew movement.

W)	First Aid and Survival

Each drill will be supplied with a complete First Aid kit which complies with the regulations of the Province having jurisdiction.

Where the conditions require, the CONTRACTOR will provide survival kits, emergency shelters and food supplies at each drill site.

The COMPANY agrees to provide medivac services in the event of emergency at no cost to the CONTRACTOR where medical services are not readily available or where the distances to hospitals or clinics preclude prompt medical care.

AA)	Removal of Drill Rig Wastes

The CONTRACTOR shall collect and dispose of all drill rig wastes such as oily rags, lubricant containers and oily soils, etc. Where provincial regulations dictate that such wastes be disposed of in an approved waste disposal site, any disposal fees chargeable shall be reimbursed to the CONTRACTOR by the COMPANY.

AB)	VAT

Prices stated do not include VAT. This tax will be charged where applicable, and shown as a separate item on all invoices.

AC)	Payments

Invoices will be rendered twice monthly, covering half-monthly periods, and will be due and payable upon receipt. Unless otherwise indicated, all prices are in US dollars. Interest charges of 18% per annum will commence 21 days after the due date.

The CONTRACTOR shall submit a Factura to the COMPANY for each approved invoice which shall be quoted in US dollars. Such facturas shall be payable by the COMPANY within 15 days of receipt. Payments may be made in Canada or Miami by mutual agreement. The CONTRACTOR warrants that all applicable Argentine taxes owed by the CONTRACTOR arising from the work will be paid, regardless of where payment of invoices is made.

If the COMPANY should dispute any item on an invoice, this shall not constitute cause to withhold payment for undisputed items.

The CONTRACTOR shall prepare and submit to the COMPANY’s representative daily drilling reports showing the progress of the work. Such daily drilling reports shall form the basis for invoicing; such reports shall be subject to correction of errors or omissions by head office personnel to ensure invoices are prepared in accordance with this Agreement.

AD)
The COMPANY agrees, upon signing this Agreement and prior to the commencement of the work, to provide assurances satisfactory to the CONTRACTOR that the COMPANY has sufficient financial resources to pay all invoices rendered in accordance with the Agreement. Such assurances may include the deposit of monies to be held by the CONTRACTOR and applied to the final invoice, establishment of trust accounts, or other such financial assurances agreed to by both parties.

GENERAL

a)
The CONTRACTOR shall pipe and drill on the site selected by the COMPANY’S representative and will deliver at the drill site only to such persons as the COMPANY may designate all cores and samples taken from the holes drilled.

b)
The CONTRACTOR agrees that all information and data relating to the work obtained or collected by or coming to the attention of the CONTRACTOR, its officers, employees, agents or subcontractors shall be for the exclusive use and benefit of the COMPANY. The CONTRACTOR agrees that it shall not, and it shall use its reasonable best efforts to ensure that its employees, agents or subcontractors do not, divulge to anyone other than the COMPANY or its duly authorized representatives any information or data concerning the progress or results of the work, except as directed in writing by the COMPANY.

c)
The CONTRACTOR’S drilling crews will follow good drilling practices and shall use due care and diligence as shall enable them to recover such a percentage of core as the nature of the ground and the drilling tools being employed shall. All cores shall be become the possession of the COMPANY at the drill site. If the COMPANY requests that the core be moved by CONTRACTOR personnel or in CONTRACTOR’S vehicles, loss or damage of the core shall be at the COMPANY’S risk.

d)
The CONTRACTOR shall be responsible for, and will pay promptly all costs and charges incurred by itself for labour, machinery, tools, and supplies used in completing the work herein so that no lien or other such charges relative to the CONTRACTOR may be registered against the COMPANY or the property. The CONTRACTOR shall be responsible for the payment of assessments for Workers’ Compensation, Holiday Pay, Health and Medical premiums, Pension, Unemployment Insurance, Sales Tax, or other such applicable charges relative to its own labour and supplies purchased.

e)
The CONTRACTOR shall at all times enforce strict discipline and maintain good order among its employees and shall not retain on the project any person unfit for the work assigned to him. Any employee who is objectionable or unsatisfactory to the COMPANY shall be removed from the project and replaced forthwith by an employee acceptable to the COMPANY.

f)
The CONTRACTOR shall keep the camp and drill sites free from accumulation of waste and rubbish, and at the completion of the work shall leave the camp and drill sites in a clean condition acceptable to the COMPANY.

g)	The Contractor does not guarantee the direction of the hole beyond the collar.

h)
Upon completion of the work herein contracted to be performed the CONTRACTOR shall have the right to remove within a reasonable period of time all temporary buildings and other fixtures including trade fixtures, machinery, equipment and appliances placed upon such lands by the CONTRACTOR.

i)
It is agreed that should cavities, caving materials, underground mine workings, loose materials, excessive water or gases, or tight hole conditions are encountered at a depth which would prevent successful drilling or render further drilling uneconomic in terms of the contract, the CONTRACTOR does not guarantee to drill or sink a hole to any specified depth, but will drill or sink as far as is practical under existing overburden and rock conditions and the COMPANY shall pay for every foot or meter sunk or drilled.

However, should the COMPANY request that further work be carried out in the hole beyond this point, then the CONTRACTOR shall continue work in the hole, but such work will proceed under “FIELD COST” rates with the COMPANY assuming all risk for in-hole tools and materials until normal coring conditions can be regained.

j)	The CONTRACTOR agrees to carry the following insurance coverage at its sole expense:

-	Comprehensive General Liability	equivalent of $Cdn1,000,000.00

-	Automobile Insurance, Liability for bodily injury and property damage	equivalent of $Cdn1,000,000.00

k)
All costs resulting from the enforcement of government regulations or legislation concerning land use or pollution control measures which may apply to the work will be borne by the COMPANY. The COMPANY will indemnify and hold the CONTRACTOR harmless for any and all liability, claims, damages and expenses which may arise from events or activities in connection of the work which are beyond the reasonable control of the CONTRACTOR, including but not limited to pollution of ground water, streams, lakes, or surrounding land by discharge of drilling fluids, drill cuttings, and wastes, except to the extent that such claims, liability, damages and expenses result from or are attributable to the negligent acts or omissions of the CONTRACTOR or its employees.

l)	This Agreement shall be governed by and interpreted in accordance with the laws of Argentina.

m)
Neither the CONTRACTOR nor the COMPANY shall be held responsible for any delays in carrying out the obligations of this Agreement resulting from Acts of God, strikes, fires, riots, casualties, inability to obtain labour or materials or other causes beyond the reasonable control of the CONTRACTOR or the COMPANY.

n)
Social benefits payable to employees in force at the time of signing of this Agreement are included in the quoted prices. All cost increases due to legislated benefit increases which arise after signing of this Agreement will be chargeable to the COMPANY, or shall be cause for renegotiation of rates herein.

o)	Delays due to source of supply problems where the CONTRACTOR is not required to supply the materials or services required under this Agreement will not be chargeable to the COMPANY.

p)	This Agreement will not be binding upon the COMPANY until approved in writing by an authorized officer thereof.

q)	This proposal is open for acceptance until January 15th, 2005. The CONTRACTOR has the option to withdraw this proposal or modify its contents after this date.

Signed and Delivered
in the presence of:

ARGENTEX MINING CORPORATION

	per:	/s/ KEN HICKS
Witness
	Title:	VP Exploration

	Date:	January 19, 2005

CONNORS ARGENTINA S.A.

	per:	/s/ JAMIE HUTTON
Witness
for Alvaro Bermudez

	Title:	Legal Representative

	Date:	January 18, 2005